UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Anadys Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box)
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

ANADYS PHARMACEUTICALS, INC.
3115 MERRYFIELD ROW
SAN DIEGO, CALIFORNIA 92121
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 29, 2009
     Dear Stockholder:
     You are cordially invited to attend the Annual Meeting of Stockholders (the Annual Meeting) of Anadys Pharmaceuticals, Inc., a Delaware corporation (the Company). The meeting will be held on Friday, May 29, 2009 at 9:00 a.m. local time at our corporate headquarters located at 3115 Merryfield Row, San Diego, California 92121 for the following purposes:
1.	To elect two Class II directors to hold office until the 2012 Annual Meeting.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009.

3.	To conduct any other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
     These items of business are more fully described in the Proxy Statement accompanying this Notice.
     The record date for the Annual Meeting is April 7, 2009. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
/s/ Elizabeth E. Reed
Elizabeth E. Reed
Corporate Secretary

San Diego, California
April 9, 2009
     You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a brokerage firm, bank or other similar organization and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 29, 2009:
The Proxy Statement and Annual Report to Stockholders are available at http://ir.anadyspharma.com.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1
PROPOSAL 2
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF EXECUTIVE OFFICERS
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
ANNUAL REPORT
OTHER MATTERS

ANADYS PHARMACEUTICALS, INC.
3115 MERRYFIELD ROW
SAN DIEGO, CA 92121
PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 29, 2009
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
     We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Anadys Pharmaceuticals, Inc. (sometimes referred to as we, the Company or Anadys) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders (the Annual Meeting). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card.
     The Company intends to mail this proxy statement and accompanying proxy card on or about April 17, 2009 to all stockholders of record entitled to vote at the Annual Meeting.
Who can vote at the Annual Meeting?
     Only stockholders of record at the close of business on April 7, 2009 will be entitled to vote at the Annual Meeting. On this record date, there were approximately 28,879,980 shares of common stock outstanding and entitled to vote. You are entitled to one vote for each share you own on any matter that may be properly presented for consideration and action by stockholders at the Annual Meeting.
     Stockholder of Record: Shares Registered in Your Name
     If at the close of business on April 7, 2009 your shares were registered directly in your name with Anadys’ transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign, date and return the enclosed proxy card to ensure your vote is counted.
     Beneficial Owner: Shares Registered in the Name of a Brokerage Firm or Bank
     If at the close of business on April 7, 2009 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization (broker), then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker.
What am I voting on?
     There are two matters scheduled for a vote:
•	Election of two Class II directors to hold office until the 2012 Annual Meeting; and

•	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009.
How do I vote?
     You may either vote “For” any one or more of the nominees to the Board of Directors or you may “Withhold” your vote for any one or more of the nominees. For any other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are explained below:

     Stockholder of Record: Shares Registered in Your Name
     If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy. Your vote will only be counted once however.
•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If your signed proxy card is received by us before the Annual Meeting, we will vote your shares as you direct.
     Beneficial Owner: Shares Registered in the Name of Brokerage Firm or Bank
     If you are a beneficial owner of shares registered in the name of your broker, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Anadys. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker. Follow the instructions from your broker included with these proxy materials, or contact your broker to request a proxy form.
How many votes do I have?
     On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 7, 2009.
What if I return a proxy card but do not make specific choices?
     If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each the nominees for director and “For” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
     We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
     If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, date and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
     Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Anadys’ Corporate Secretary at 3115 Merryfield Row, San Diego, California, 92121.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
     If your shares are held by your broker, you should follow the instructions provided by your broker.

When are stockholder proposals due for next year’s Annual Meeting?
     To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 17, 2009 to Anadys’ Corporate Secretary at 3115 Merryfield Row, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no earlier than the close of business on January 28, 2010 and no later than the close of business on February 28, 2010 unless the date of the 2009 Annual Meeting is advanced more than thirty days prior to or delayed by more than thirty days after May 29, 2010, the anniversary of this year’s Annual Meeting, in which case notice must be delivered not earlier than the close of business on the 120th day prior to next year’s Annual Meeting and not later than the close of business on the later of the 90th day prior to next year’s Annual Meeting or the 10th day following the day on which Anadys first publicly announces the date of next year’s Annual Meeting.
How are votes counted?
     Votes will be counted by the inspector of elections appointed for the Annual Meeting, who will separately count “For”, “Withhold” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
     If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the organization that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.
How many votes are needed to approve each proposal?
•	For the election of directors, the two Class II nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only “For” or “Withhold” votes will affect the outcome.

•	To be approved, Proposal No. 2, the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?
     A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the Annual Meeting or by proxy. On the record date, there were 28,879,980 shares outstanding and entitled to vote. Thus 14,439,991 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.
     Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
     Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2009.
What proxy materials are available on the internet?
     This proxy statement and our annual report to stockholders are available at http://ir.anadyspharma.com.

PROPOSAL 1
ELECTION OF DIRECTORS
     Our Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until such director’s death, resignation or removal.
     Our Board of Directors is presently composed of eight members. The Board of Directors has determined that Drs. Scangos, Papadopoulos and Williams and Messrs. Foletta, Fotiadis and Holtzman, which members constitute a majority of the Board of Directors, are independent (as independence is currently defined by the listing standards of the Nasdaq Stock Market (Nasdaq)). In making its determination, the Board considered any transactions, relationships and arrangements with each of Messrs. Foletta, Fotiadis and Holtzman and Drs. Papadopoulos, Scangos and Williams and concluded that none of them has any relationships with us that would impair his independence under applicable Nasdaq listing standards and rules of the Securities and Exchange Commission (SEC).
     There are two directors in Class II, the class whose term of office expires in 2009, of which both have been nominated for re-election, Mr. Fotiadis and Dr. Worland. Proxies may only be selected for the number of nominees named below and may not be voted for a greater number of persons. The nominees for election to this class are currently directors of the Company, but only Mr. Fotiadis was previously elected by the stockholders. Dr. Worland was originally appointed to the Board by our Board of Directors in August 2007, in connection with his appointment as President and Chief Executive Officer of the Company. If elected at the Annual Meeting, each nominee would serve until the 2012 Annual Meeting of Stockholders and until his successor is elected and qualified, or until such director’s death, resignation or removal.
     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that either nominee will be unable to serve.
     Dr. Williams, a Class III director whose term would expire at the 2010 Annual Meeting of Stockholders, provided notice to us in January 2009 that he will resign from the Board of Directors effective as of the date of the Annual Meeting, in light of his recent appointment as Chief Executive Officer of Zymogenetics, Inc. and the associated time constraints. Effective upon Dr. Williams’ resignation, our Board of Directors will be composed of seven members.
     Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.
Class II Nominees for Election for a Three-Year Term Expiring at the 2012 Annual Meeting of Stockholders
     Marios Fotiadis, age 35, has served as a member of our Board of Directors since September 2002. In November 2007 he was appointed General Partner at TVM Capital, a venture capital firm focused on technology and life science investments. Previously, he was Managing Director of life sciences investments at Enterprise Partners Venture Capital, a venture capital firm, from January 2007 to November 2007, and a Partner at Advent International, a private equity firm, from 2004 through 2006. Prior to joining Advent, he was with SG Capital Partners, a private equity firm, since 1999 and oversaw its portfolio in life sciences. Prior to 1999, Mr. Fotiadis was an investment banker focusing on mergers and acquisitions transactions with SG Cowen, an investment bank related to SG Capital Partners. Mr. Fotiadis holds an M.B.A. from Columbia University and a B.S.B.A. degree cum laude in Business Administration from the Daniels College of Business at the University of Denver.
     Steve Worland, Ph.D., age 51, was appointed President and Chief Executive Officer and a member of our Board of Directors in August 2007. Dr. Worland joined us as our Chief Scientific Officer in 2001 and was promoted to Executive Vice President, Head of Research and Development in October 2004. In December 2005 he was named Executive Vice President, Pharmaceuticals, assuming additional responsibilities, including strategic planning and corporate development, while continuing to lead our research and development efforts. In June 2006 he was named President, Pharmaceuticals. From 1999 to 2001 he was Vice President, Head of Antiviral Research, at Agouron Pharmaceuticals, a Pfizer Company. Dr. Worland was at Agouron from 1988 through the acquisition of Agouron by Warner-Lambert in 1999. Dr. Worland was a National Institutes of Health Postdoctoral Fellow in Molecular Biology at Harvard University from 1985 to 1988. He received his B.S. with highest honors in Biological Chemistry from the University of Michigan and his Ph.D. in Chemistry from the University of California, Berkeley.
The Board of Directors Recommends a Vote FOR the election of each of the Nominees.

Class III Directors Continuing in Office Until the 2010 Annual Meeting of Stockholders
     Stelios Papadopoulos, Ph.D., age 60, has served as a member of our Board of Directors since May 2000. Dr. Papadopoulos’ career in biotech spans more than two decades. In August 2006 he retired as Vice Chairman of Cowen & Co., LLC, a global brokerage and investment banking firm, where he had been an investment banker focusing on the biotechnology and pharmaceutical sectors since 2000. Dr. Papadopoulos was an investment banker at PaineWebber Incorporated, a global brokerage and investment banking firm, from 1987 to 2000, most recently serving as Chairman of Paine Webber Development Corp, a PaineWebber subsidiary focusing on biotechnology. Prior to joining PaineWebber, he was a Vice President in the Equity Research Department of Drexel Burnham Lambert, an investment banking firm, covering the biotechnology industry and prior to that a biotechnology analyst at Donaldson, Lufkin & Jenrette, an investment banking firm. Before coming to Wall Street, Dr. Papadopoulos was on the faculty of the Department of Cell Biology at New York University Medical Center. He continues his affiliation with New York University Medical Center as an Adjunct Associate Professor of Cell Biology. Dr. Papadopoulos holds a Ph.D. in biophysics and an M.B.A. in finance, both from New York University. He is co-founder and Chairman of the Board of Exelixis, Inc., a drug discovery and development company, co-founder and member of the Board of Cellzome Inc., a privately held drug discovery company, a member of the Board of Directors of Biogen Idec, Inc., a biopharmaceutical company, a member of the Board of Directors of Regulus Therapeutics, Inc., a privately held biotechnology company, a member of the Board of Direction of Joule Biotechnologies, a privately held biotechnology company, as well as vice-chairman of the Board of Directors of BG Medicine, Inc, a privately held biotechnology company. In the not-for-profit sector, he is co-founder and Chairman of Fondation Santé, a member of the Board of Directors of the National Marrow Donor Program (NMDP) and a member of the Board of Visitors of Duke University School of Medicine.
     George A. Scangos, Ph.D., age 60, assumed the position of Chairman of our Board on December 31, 2005. He has served as a member of our Board of Directors since October 2003. Since 1996, Dr. Scangos has been President and Chief Executive Officer of Exelixis, Inc., a drug discovery and development company. From 1993 to 1996, he served as President of Biotechnology at Bayer Corporation, a pharmaceutical company. At Bayer, Dr. Scangos held several positions, including Senior Vice President of Research and Development for Bayer’s pharmaceutical division and then President of Bayer Biotechnology. He serves on the Board of Visitors at the University of California, San Francisco School of Pharmacy, the Board of Overseers at the University of California, Davis Medical School, the Advisory Board for the Cornell University Life Sciences Initiative, and the Boards of Directors of the Global Alliance for TB Drug Development, the California Health Institute (CHI), the Biotechnology Industry Organization (BIO), Entelos, Inc., a life sciences company, and Exelixis. Dr. Scangos received a B.A. in biology from Cornell University, a Ph.D. from the University of Massachusetts and a Jane Coffin Postdoctoral Fellow in the laboratory of Dr. Frank Ruddle at Yale University.
Class I Directors Continuing in Office Until the 2011 Annual Meeting of Stockholders
     Mark G. Foletta, CPA, age 48, joined our Board of Directors in September 2005. Mr. Foletta has served as Senior Vice President, Finance and Chief Financial Officer at Amylin Pharmaceuticals Inc., a biopharmaceutical company, since March 2006. He had previously served as Vice President, Finance and Chief Financial Officer at Amylin since March 2000. He served as a Principal of Triton Group Management, Inc., a management consulting firm, from 1997 to 2000. From 1986 to 1997, Mr. Foletta held a number of management positions with Intermark, Inc., a diversified holding company, and Triton Group Ltd., a management consulting firm, the most recent of which was Senior Vice President, Chief Financial Officer and Corporate Secretary. From 1982 to 1986, Mr. Foletta was with Ernst & Young, a public accounting firm, most recently serving as an Audit Manager. Mr. Foletta earned his B.A. in Business Economics from the University of California, Santa Barbara. Mr. Foletta is a certified public accountant.
     Steven H. Holtzman, age 55, joined our Board of Directors in August 2004. Mr. Holtzman has served as a founder and the Chairman and Chief Executive Officer of Infinity Pharmaceuticals, Inc., a biopharmaceutical company since 2001. He previously was the Chief Business Officer of Millennium Pharmaceuticals, Inc., a biopharmaceutical company, the founder and Executive Vice President of DNX Corporation, a drug development services company, the founding Executive Director of the Ohio Edison Program, and an instructor in moral philosophy and the philosophy of language at Corpus Christi College, Oxford University, U.K. Mr. Holtzman co-founded and from 1995-2000 was the Co-Chair of the Biotechnology Industry Organization (BIO) Bioethics Committee and, from 1996-2001, served as a Member of the National Bioethics Advisory Commission. He is a director of BIO and also a Trustee of the Berklee College of Music. Mr. Holtzman received his B.A. in Philosophy from Michigan State University and his B.Phil. graduate degree in Philosophy from Oxford University, which he attended as a Rhodes Scholar.

     Kleanthis G. Xanthopoulos, Ph.D., age 50, has served as a member of our Board of Directors since May 2000 and served as our President and Chief Executive Officer from May 2000 to November 2006. Since December 2007, Dr. Xanthopoulos has served as President and Chief Executive Officer of Regulus Therapeutics Inc., a biopharmaceutical company. From January 2007 to December 2007, Dr. Xanthopoulos was a Managing Director of Enterprise Partners Venture Capital, a venture capital firm. From 1997 to 2000, he held a variety of positions at Aurora Biosciences Corporation, a biotechnology company, including Vice President, Genomics & Molecular Biology. Dr. Xanthopoulos was a Section Head of the National Human Genome Research Institute at The National Institutes of Health. He was a Postdoctoral Research Fellow at the Rockefeller University from 1987 to 1990 and an Associate Professor of Molecular Biology at the Karolinska Nobel Medical Institute, Sweden from 1991 to 1995. Dr. Xanthopoulos is also a member of the Board of Directors of Odyssey Thera, Inc., a privately held drug discovery company, Regulus Therapeutics and BIOCOM, Southern California’s life science industry association, where he chairs the Capital Formation Committee. An Onassis Scholar, Dr. Xanthopoulos received his B.Sc. in Biology with honors from Aristotle University of Thessaloniki, Greece, and received both his M.Sc. in Microbiology and Ph.D. in Molecular Biology from the University of Stockholm, Sweden.
Meetings of the Board of Directors
     During the year ended December 31, 2008, our Board of Directors held a total of six formal meetings, including regularly scheduled in-person meetings and teleconferences and a special meeting via teleconference. As required under applicable listing standards of Nasdaq, during the year ended December 31, 2008 our independent directors met twice in regularly scheduled executive sessions at which only the independent directors were present. Our Board of Directors has an Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee.
     During the year ended December 31, 2008, all eight of our directors attended at least 75% or more of the total regularly scheduled in-person, telephonic and special meetings of the Board of Directors and of the committees on which they served that were held during the period for which they were a director or committee member, respectively.
     The Board of Directors does not have a formal policy with respect to the attendance of members of the Board of Directors at the annual meetings of stockholders. Dr. Worland, our President and Chief Executive Officer and a member of our Board of Directors, was the only member of the Board of Directors in attendance at our 2008 Annual Meeting.
     Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
     The Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and oversees the Company’s corporate accounting and financial reporting processes. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines on behalf of the Board of Directors the engagement of the independent registered public accounting firm; determines on behalf of the Board of Directors whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the engagement of the independent registered public accounting firm to perform any proposed permissible services and appropriate compensation for such services; reviews and approves all related party transactions; monitors the rotation of partners of the independent registered public accounting firm on the Company engagement team as required by law; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; discusses with management and the independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statement reviews; and has the specific responsibilities and authority necessary to comply with the listing standards of Nasdaq applicable to audit committees. The Board of Directors has adopted a written charter for the Audit Committee which is available on our website at www.anadyspharma.com.
     During 2008, the Audit Committee was comprised of three independent directors, Messrs. Foletta and Holtzman and Dr. Scangos. The Board of Directors has determined that all current members of the Audit Committee are independent (as independence is currently defined by the rules of Nasdaq and Rule 10A-3(b)(1) of the Exchange Act). The Board of Directors has also determined that Messrs. Foletta and Holtzman are each an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee met five times during the year ended December 31, 2008. See “Report of the Audit Committee of the Board of Directors” below.
     Effective May 29, 2009, the Audit Committee will be comprised of three independent directors, Messrs. Foletta, Fotiadis and Holtzman. The Board of Directors has determined that all such members of the Audit Committee are independent (as independence is currently defined by the rules of Nasdaq and Rule 10A-3(b)(1) of the Exchange Act). The Board of Directors has also determined that Messrs. Foletta, Fotiadis and Holtzman are each an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee
     The Compensation Committee is responsible to act on behalf of the Board of Directors in fulfilling the Board of Directors’ responsibilities to oversee the Company’s compensation policies, plans and programs, to review and determine the compensation of the executive officers of the Company and establish and review general policies relating to compensation and benefits of employees of the Company. The Compensation Committee periodically reviews the appropriateness of the level of compensation provided to our non-employee directors under our Non-Employee Director Compensation Program. In addition, the Compensation Committee reviews at least annually the bonus plan percentages contained in the Executive Officer Bonus Plan and Employee Bonus Plan, which were adopted in February 2008. The Compensation Committee also administers the granting of stock options and other awards under our stock plans. The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend to the Board of Directors that it be included in the proxy statements and other filings. The Compensation Committee formally met three times during the year ended December 31, 2008 and consulted on matters informally at other times during the year.
     During 2008, the Compensation Committee was comprised of three independent directors, Dr. Williams and Messrs. Foletta and Holtzman. The Board of Directors has determined that all current members of the Compensation Committee are independent (as independence is currently defined by Rule 4200(a)(15) of the Nasdaq Listing Standards). The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.anadyspharma.com.
     Effective May 29, 2009, the Compensation Committee will be comprised of three independent directors, Messrs. Holtzman, Fotiadis and Scangos. The Board of Directors has determined that all such members of the Compensation Committee are independent (as independence is currently defined by Rule 4200(a)(15) of the Nasdaq Listing Standards).
Compensation Committee Processes and Procedures
     The Compensation Committee conducts an annual performance and compensation review for each of our executive officers and determines salary adjustments and bonus and equity awards at one or more meetings generally held during the last quarter of the year. In addition, the Compensation Committee considers matters related to individual compensation, such as compensation for new executive hires, as well as various compensation policy issues throughout the year. For executives other than the Chief Executive Officer, the Compensation Committee receives and considers performance evaluations and compensation recommendations submitted to the Committee by the Chief Executive Officer, with input from the Vice President, Human Capital who provides relevant market data. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. The agenda for meetings of the Compensation Committee is usually determined by its Chairman with the assistance of the Company’s President and Chief Executive Officer and Vice President, Legal Affairs and Corporate Secretary. Compensation Committee meetings are regularly attended by the President and Chief Executive Officer, the Vice President, Human Capital and the Vice President, Legal Affairs and Corporate Secretary.
     The Committee has delegated administrative authority to our President and Chief Executive Officer, our Vice President, Human Capital and our Vice President, Legal Affairs and Corporate Secretary to approve routine on-hire option grants to employees of the Company, subject to specific limitations. For these grants, the number of shares must be within specific ranges that have been approved by the Committee, the exercise price must be equal to the closing price on the Nasdaq Global Market of the Company’s Common Stock on the trading day immediately prior to the date of grant, the shares cannot exceed a specified share number nor exceed a specified total per-year limit, and no grants may be made to any officer covered by Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), to any officer who is required to disclose his or her ownership of the Company’s common stock under Section 16 of the Exchange Act (sometimes referred to as a “Section 16 Officer”), or to any employee with titles or responsibilities above the “director” level. All of these limitations have been pre-approved by the Committee and these on-hire option grants must be reported on a periodic basis to the Committee and the Board of Directors.
     Neither the Company nor the Compensation Committee currently engages a compensation consultant and no compensation consultants had any role in determining or recommending the amount or form of executive officer or director compensation during 2008.
     Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation and Discussion Analysis section of this proxy statement.

Corporate Governance and Nominating Committee
     The purpose of the Corporate Governance and Nominating Committee is to oversee all aspects of the Company’s corporate governance functions on behalf of the Board of Directors: make recommendations to the Board of Directors regarding corporate governance issues, identify, review and evaluate candidates to serve as directors of the Company, serve as a focal point for communication between such candidates, non-committee directors and the Company’s management, recommend such candidates to the Board of Directors and make such other recommendations to the Board of Directors regarding affairs relating to the directors of the Company. During 2008, the Corporate Governance and Nominating Committee was comprised of two independent directors, Drs. Papadopoulos and Williams. Both current members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined by Rule 4200(a)(15) of the Nasdaq Listing Standards). The Corporate Governance and Nominating Committee formally met twice during the year ended December 31, 2008. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our website at www.anadyspharma.com.
     Effective May 29, 2009, the Corporate Governance and Nominating Committee will be comprised of two independent directors, Dr. Papadopoulos and Mr. Foletta. The Board of Directors has determined that both Dr. Papadopoulos and Mr. Foletta are independent (as independence is currently defined by Rule 4200(a)(15) of the Nasdaq Listing Standards).
     Because Anadys is an emerging company with rapidly evolving and expanding research and clinical programs, the Board of Directors does not believe that it is appropriate to adopt, and the Corporate Governance and Nominating Committee has not adopted, a formal policy with respect to a fixed set of minimum qualifications for its candidates for membership on the Board of Directors. Instead, in considering candidates for director, the Corporate Governance and Nominating Committee will generally consider all relevant factors, including the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company and the candidate’s demonstrated character and judgment. Candidates for director will be reviewed in the context of the existing membership of the Board of Directors (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders. The Corporate Governance and Nominating Committee generally will evaluate and consider all candidates recommended by directors, officers and security holders. The Corporate Governance and Nominating Committee intends to consider security holder recommendations for directors using the same criteria as potential nominees recommended by the members of the Corporate Governance and Nominating Committee or others. The Company has not rejected any nominees proposed by 5% stockholders as the Company has not received any nominees proposed by such 5% stockholders to date.
     Our Board of Directors has adopted written corporate governance guidelines that provide a framework for determining general qualifications for directors, which are available on our website at www.anadyspharma.com. The Board periodically reviews, and may modify from time to time, the corporate governance guidelines, Board committee charters and Board practices.
Shareholder Communications with the Board Of Directors
     The Board of Directors believes that the Company has in place adequate current methods for receiving communications from its security holders. Accordingly, the Board of Directors has not established a formal process for security holders to send communications to the Board of Directors. However, the Corporate Governance and Nominating Committee of the Board of Directors will consider, from time to time, whether adoption of a formal process for stockholder communications with the Board of Directors has become necessary or appropriate. Security holders may send communications to the Board of Directors by mail at 3115 Merryfield Row, San Diego, California 92121; by facsimile at (858) 527-1554 or by e-mail at boardofdirectors@anadyspharma.com, each of the foregoing sent “Attn: Board of Directors.”
     Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Corporate Governance and Nominating Committee within the timeframe specified in the Bylaws of the Company that is applicable to matters to be brought before an Annual Meeting of Stockholders. Such communications should be sent to the following address: 3115 Merryfield Row, San Diego, California 92121, attn: Corporate Governance and Nominating Committee of the Board of Directors. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. The Corporate Governance and Nominating Committee has not received any recommended nominations from any of the Company’s security holders in connection with the 2009 Annual Meeting.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and the Board of Directors, on behalf of the Audit Committee, directed management to submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
     Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
The Board Of Directors Recommends
A Vote FOR Proposal 2.
Independent Registered Public Accounting Firm — Fees
     The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2008 and 2007, by Ernst & Young LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2008	2007
	(in thousands)
Audit Fees	$328	$331
Audit-Related Fees	—	—
Tax Fees	38	37
All Other Fees	—	—

Total Fees	$366	$368

     Tax fees for 2008 related to the preparation of the Company’s state and federal income tax filings for 2007 and an engagement to review the implications of Section 382 of the Internal Revenue Code of 1986 (Code). Tax fees for 2007 related to the preparation of the Company’s state and federal income tax filings for 2006 and an engagement to review the implications of Section 382 of the Code.
     All of the fees described above for fiscal year 2008 and 2007 were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
     The Audit Committee pre-approves all audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has not adopted a formal written policy for the pre-approval of audit and non-audit services, but generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and other services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may also be given by Mr. Foletta, the Chair of the Audit Committee who has been delegated pre-approval authority by the Audit Committee, but the pre-approval decision must be communicated to the full Audit Committee at its next scheduled meeting.

Report of the Audit Committee of the Board of Directors1
     The Audit Committee of the Board of Directors of Anadys oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is made up solely of independent directors, as defined under the listing standards of the Nasdaq Stock Market and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and it operates under a written charter adopted by the Board of Directors.
     Management has primary responsibility for the consolidated financial statements and the reporting process including the systems of internal controls. Our independent registered public accounting firm is responsible for planning and performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and for auditing the effectiveness of internal control over financial reporting. Our independent registered public accounting firm is also responsible for expressing an opinion on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States.
     The Audit Committee has met and held discussions with management and Anadys’ independent registered public accounting firm on various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent registered public accounting firm. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
     The Audit Committee has discussed with the independent registered public accounting firm its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed under generally accepted auditing standards in the United States, including those matters set forth in Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance”, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. Anadys’ independent registered public accounting firm has provided the Audit Committee with the written disclosures and letters required by Rule 3526 of the PCAOB, “Communication with Audit Committees Concerning Independence” and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company.
     The Audit Committee has reviewed and discussed the Company’s consolidated financial statements as of and for the year ended December 31, 2008 with management and the independent registered public accounting firm. The Audit Committee also reviewed management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.
     In reliance on these views and discussions referred to above, and the reports of the independent registered public accounting firm, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited consolidated financial statements in Anadys’ Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.
     The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and has presented its selection to the Board of Directors to present to the stockholders for ratification.
Respectfully submitted,
The Audit Committee of the Board of Directors
Mark G. Foletta
Steven H. Holtzman
George A Scangos, Ph.D.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

EXECUTIVE OFFICERS
     The following table sets forth certain information regarding our executive officers as of March 1, 2009:

Name	Age	Position
Steve Worland, Ph.D.	51	President and Chief Executive Officer
James T. Glover	59	Senior Vice President, Operations and Chief Financial Officer
James L. Freddo, M.D.	54	Senior Vice President, Drug Development and Chief Medical Officer
Elizabeth E. Reed, J.D.	38	Vice President, Legal Affairs and Corporate Secretary
Mary Yaroshevsky-Glanville	44	Vice President, Human Capital
     Steve Worland, Ph.D. joined us in 2001 and has served as our President and Chief Executive Officer and a member of the Board of Directors since August 2007. Dr. Worland served as our Chief Scientific Officer beginning in 2001 and was promoted to Executive Vice President, Head of Research and Development in October 2004. In December 2005 he was named Executive Vice President, Pharmaceuticals, assuming additional responsibilities, including strategic planning and corporate development, while continuing to lead Anadys’ research and development efforts. In June 2006 he was named President, Pharmaceuticals. From 1999 to 2001 he was Vice President, Head of Antiviral Research, at Agouron Pharmaceuticals, a Pfizer Company. Dr. Worland was at Agouron from 1988 through the acquisition of Agouron by Warner-Lambert in 1999. Dr. Worland was a National Institutes of Health Postdoctoral Fellow in Molecular Biology at Harvard University from 1985 to 1988. He received his B.S. with highest honors in Biological Chemistry from the University of Michigan and his Ph.D. in Chemistry from the University of California, Berkeley.
     James T. Glover joined us in September 2006 as Senior Vice President, Operations and Chief Financial Officer. Mr. Glover joined us from Beckman Coulter, Inc., a multi-billion dollar global clinical diagnostics and biomedical research company, where he served as Senior Vice President and Chief Financial Officer since 2003. During his 17-year tenure at Beckman Coulter, he held a variety of significant management positions, including: Vice President, Controller and Chief Accounting Officer (2003); Vice President and Treasurer (1999 to 2003); Vice President and Controller (1993-1999); Vice President-Strategic Planning & Program Management, Diagnostic Division (1993); Vice President-Controller/Divisional CFO (1989-1993). Prior to that, Mr. Glover worked for six years with several divisions of SmithKline Beckman, Inc., including Allergan, Inc. Mr. Glover was appointed as a member of the Board of Directors of Varian, Inc. in May 2008 and was elected Chairman of their Audit Committee in February 2009. Mr. Glover, a certified public accountant, holds a Master of Business Administration from Pepperdine University and a B.S. in Accounting from California State Polytechnic University.
     James L. Freddo, M.D. joined us in July 2006 as Chief Medical Officer and was named Senior Vice President, Drug Development and Chief Medical Officer in July 2008. Prior to joining Anadys, Dr. Freddo was Vice President, Clinical Site Head and Development Site Head, Pfizer Global Research and Development, La Jolla. Previously at Pfizer, he was Executive Director, Site Therapeutic Area Leader, Clinical Development, Oncology. While at Pfizer, Dr. Freddo led the team responsible for the registration of Sutent® (sunitinib malate), a drug approved by the FDA in January 2006 for treating advanced kidney cancer and gastrointestinal stromal tumors. Prior to Pfizer, Dr. Freddo held a variety of senior management positions at Wyeth-Ayerst Research from December 1996 until June 2002, including Senior Director, Oncology, Senior Director, Infectious Diseases, and Senior Director, Transplantation Immunology. Dr. Freddo was appointed as a member of the Board of Directors of InfuSystem Holdings, Inc. in April 2008. He holds a B.S. degree in Medical Technology from the State University of New York at Stony Brook, and a M.D. degree from the University of North Carolina, where he also completed his fellowship training.
     Elizabeth E. Reed, J.D. joined us in October 2001 and has served as our Vice President, Legal Affairs and Corporate Secretary since December 2006. Ms. Reed served as our Senior Director, Legal Affairs and Corporate Secretary from December 2002 to December 2006, as our Director of Legal Affairs and Corporate Secretary from January 2002 through December 2002 and as our Director of Legal Affairs from October 2001 through January 2002. Prior to joining us, Ms. Reed was associated with the law firms of Cooley Godward LLP and Brobeck, Phleger & Harrison LLP. Ms. Reed is a member of the State Bar of California and received her B.S. in Business Administration with an emphasis in finance from the Haas School of Business at the University of California, Berkeley and holds a J.D., cum laude, from Harvard Law School.
     Mary Yaroshevsky-Glanville joined us in April 2001 and has served as our Vice President, Human Capital since December 2005. Ms. Yaroshevsky- Glanville served as our Senior Director, Human Capital from August 2002 to December 2005 and Director of Human Capital from April 2001 to August 2002 (initially as Computer Systems Analyst — Human Resources Information Systems). She served as Director of Human Resources at Inflazyme Inc. from 2000 to 2001. Prior to that time, Ms. Yaroshevsky-Glanville served as Director of Human Resources at Inex Pharmaceuticals Corp. from 1995 to 2000 and as Manager, Human Resources and Office Administration at Inex from 1994 through 1995. Ms. Yaroshevsky-Glanville has a Human Resources Management Certificate from the British Columbia Institute of Technology, has received a Certified Human Resources Professional designation from the Human Resources Management Association, and holds a B.Sc. in Computer Information System Management from the DeVry Institute of Technology.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2009 (except as noted in the footnotes below the table for such instances where the most recent practicable date is earlier than February 28, 2009) by: (i) each director and nominee for director; (ii) each of the executive officers currently employed by us named in the Summary Compensation Table; (iii) all directors and executive officers of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Wellington Management Company, LLP (1)	3,080,912	10.7%
Great Point Partners, LLC and Dr. Jeffrey R. Jay, M.D., and Mr. David Kroin (2)	2,136,036	7.4
Entities related to QVT Financial LP (3)	2,039,685	7.1
Adage Capital Partners, L.P. (4)	2,000,000	6.9
Named Executive Officers and Directors
Stephen T. Worland, Ph.D. (5)	848,466	2.7
James T. Glover (6)	174,220	*
James L. Freddo, M.D. (7)	225,634	*
Elizabeth E. Reed, J.D. (8)	157,630	*
Mary Yaroshevsky-Glanville (9)	152,554	*
Mark G. Foletta (10)	48,783	*
Marios Fotiadis (11)	81,829	*
Steven H. Holtzman (12)	60,971	*
Stelios Papadopoulos, Ph.D. (13)	871,035	2.8
George A. Scangos, Ph.D. (14)	80,017	*
Douglas E. Williams, Ph.D. (15)	65,471	*
Kleanthis G. Xanthopoulos, Ph.D. (16)	841,067	2.7
All executive officers and directors as a group (12 persons) (17)	3,607,677	11.6

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	The information in the table and this note is derived from Schedule 13G/A filed with the SEC on February 17, 2009. Consists of 3,080,912 shares of common stock beneficially owned by Wellington Management Company, LLP of which it has shared voting power over 2,817,912 shares and shared dispositive power over 3,080,912 shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. There are no relationships between Wellington Management Company, LLP, on the one hand, and our officers and directors, on the other hand.

(2)	The information in the table and this note is derived from Schedule 13G/A filed with the SEC on February 17, 2009. Consists of 2,136,036 shares of common stock beneficially owned by Great Point Partners, LLC, Dr. Jeffrey R. Jay, M.D., and Mr. David Kroin which have shared voting and dispositive power. Biomedical Value Fund, L.P. (BVF) is the direct beneficial owner of 1,345,701 shares and Biomedical Offshore Value Fund, Ltd. (BOVF) is the direct beneficial owner of 790,335 shares. Great Point Partners, LLC (Great Point) is the investment manager of BVF and BOVF, and by virtue of such status may be deemed to be the beneficial owner of the BVF and BOVF shares. Each of Dr. Jeffrey R. Jay, M.D. (Dr. Jay), as senior managing member of Great Point, and Mr. David Kroin (Mr. Kroin), as special managing member of Great Point, has voting and investment power with respect to the BMVF and BOVF shares, and therefore may be deemed to be the beneficial owner of the BVF and BOVF Shares. Notwithstanding the above, Great Point, Dr. Jay and Mr. Kroin disclaim beneficial ownership of the BVF Shares and the BOVF shares, except to the extent of their respective pecuniary interests. The address of Great Point Partners, LLC, Dr. Jeffrey R. Jay, M.D., and Mr. David Kroin is 165 Mason Street, 3rd Floor, Greenwich, CT 06830. There are no relationships between the entities related to Great Point Partners, LLC, on the one hand, and our officers and directors, on the other hand.

(3)	The information in the table and this note is derived from Schedule 13G/A filed with the SEC on January 28, 2009. Consists of 2,039,685 shares of common stock beneficially owned by QVT Financial LP of which it has shared voting and dispositive power, 2,039,685 shares of common stock beneficially owned by QVT Financial GP LLC of which it has shared voting and dispositive power, 1,838,901 shares of common stock beneficially owned by QVT Fund LP of which it has shared voting and dispositive power, and 2,039,685 shares of common stock beneficially owned by QVT Associates GP LLC of which it has shared voting and dispositive power. The address of QVT Financial LP, QVT Financial GP LLC and QVT Associates GP LLC is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036. The address of QVT Fund LP is Walkers SPV, Walker House 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands. There are no relationships between the entities related to QVT Financial LP, on the one hand, and our officers and directors, on the other hand.

(4)	The information in the table and this note is derived from Schedule 13G filed with the SEC on November 26, 2008. Consists of 2,000,000 shares of common stock beneficially owned by Adage Capital Partners, L.P. of which it has shared voting and dispositive power, 2,000,000 shares of common stock beneficially owned by Adage Capital Partners, GP, L.L.C. of which it has shared voting and dispositive power, 2,000,000 shares of common stock beneficially owned by Adage Capital Advisors, L.L.C. of which it has shared voting and dispositive power, 2,000,000 shares of common stock beneficially owned by Robert Atchinson of which he has shared voting and dispositive power, and 2,000,000 shares of common stock beneficially owned by Phillip Gross of which he has shared voting and dispositive power. The address of Adage Capital Partners, L.P. is 200 Claredon Street, 52nd floor, Boston, Massachusetts 02116. There are no relationships between the entities related to Adage Capital Partners, L.P., on the one hand, and our officers and directors, on the other hand.

(5)	Includes 242,602 shares of common stock held of record in a family trust of which Dr. Worland is a trustee which reflects the transfer of 33,898 shares of common stock from Dr. Worland to the family trust during June 2008. Includes 563,564 shares subject to options exercisable within 60 days of February 28, 2009.

(6)	Includes 9,170 shares of common stock held in a family trust of which Mr. Glover is a trustee and an additional 5,000 shares held by a family member of Mr. Glover. Includes 160,050 shares subject to options exercisable within 60 days of February 28, 2009.

(7)	Includes 194,600 shares subject to options exercisable within 60 days of February 28, 2009.

(8)	Includes 155,745 shares subject to options exercisable within 60 days of February 28, 2009.

(9)	Includes 150,794 shares subject to options exercisable within 60 days of February 28, 2009.

(10)	Includes 48,783 shares subject to options exercisable within 60 days of February 28, 2009.

(11)	Includes 81,829 shares subject to options exercisable within 60 days of February 28, 2009.

(12)	Includes 60,971 shares subject to options exercisable within 60 days of February 28, 2009.

(13)	Includes 56,829 shares subject to options exercisable within 60 days of February 28, 2009.

(14)	Includes 56,829 shares subject to options exercisable within 60 days of February 28, 2009.

(15)	Includes 60,971 shares subject to options exercisable within 60 days of February 28, 2009.

(16)	Includes 177,144 shares held of record in a family trust dated January 30, 2002, of which Dr. Xanthopoulos is the trustee. Includes 656,524 shares subject to options exercisable within 60 days of February 28, 2009.

(17)	Includes 1,360,188 shares of common stock held by directors and executive officers. Also includes 2,247,489 shares subject to options exercisable within 60 days of February 28, 2009.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and persons who own more than ten percent of a registered class of our equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
     To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and persons who own more than ten percent of a registered class of our equity securities were complied with and filed on time.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
     The Compensation Committee of our Board of Directors (the Committee), has the responsibility to review, determine and approve the compensation packages for our executive officers, including the Named Executive Officers (NEOs). Further, the Committee oversees our overall compensation strategy, including compensation policies, plans and programs.
     This Compensation Discussion and Analysis (CD&A), sets forth the Company’s philosophies underlying the compensation for the NEOs.
Objectives of Our Executive Compensation Program
     The primary objective of our executive compensation program is to attract and retain qualified and talented individuals who are enthusiastic about the Company’s mission and culture. Another objective of our compensation program is to provide reasonable and appropriate incentives and rewards to our senior management team for building long-term value within the Company. In addition, we intend to be competitive with other similarly situated companies in our industry. The process of discovering and developing drug candidates is a long-term proposition and successful outcomes may not be measurable for several years. Therefore, in order to build long-term value for the Company and its stockholders and in order to achieve our success within this industry, we believe that we must compensate our NEOs in a competitive and fair manner that reflects current Company results but also reflects contributions to building long-term value.
     To date, we have not materially modified our compensation plans and programs in response to the recent economic downturn. We believe that the compensation program that has previously been established for our NEOs is appropriately structured at this time to further the above-described objectives and is in alignment with our stockholders’ interests. We intend to continue to re-assess this position as the economic landscape continues to evolve.
Elements of Our Compensation Program and Why We Chose Each
Main Compensation Components
     Our Company-wide compensation program, including for the NEOs, is broken down into three main components: base salary, performance cash bonuses and potential long-term compensation in the form of stock options. We believe these three components constitute the minimum essential elements of a competitive compensation package in our industry.
Salary
     Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our NEOs.
Performance Bonus Plan
     We have a performance bonus plan under which bonuses are paid to our NEOs based on achievement of Company performance goals and objectives established by the Board as well as on individual performance. The bonus program is intended to: strengthen the connection between individual compensation and Company success; encourage teamwork among all disciplines within the Company; reinforce our pay-for-performance philosophy by awarding higher bonuses to higher performing employees; and help ensure that our cash compensation is competitive.
     Each NEO is assigned a target payout under the performance bonus plan, expressed as a percentage of his or her base salary for the year. Actual payouts under the performance bonus plan are based on the achievement of corporate performance goals and individual performance objectives, each of which is separately weighted as a component of the NEOs target payout. For the NEOs, the company factor receives the highest weighting (80% to 90%) in order to ensure that the bonus system for our management team is closely tied to our corporate performance. Each factor can be assigned a value of up to 125% for maximum performance. Thus, depending on our performance and the individual employee, he or she could receive up to 125% of the target bonus amount under the plan.
Equity Incentive Compensation
     We view long-term compensation, currently in the form of stock options which generally have a four-year vesting schedule, as a tool to motivate our NEOs, to achieve corporate and individual objectives and encourage them to remain employed by the Company, while aligning their interests with the creation of stockholder value.
Other Compensation
     In addition to the three main components of compensation outlined above, we also provide severance and change in control benefits to the NEOs. We believe these severance and change in control benefits are an important element of our compensation program that assist us in retaining talented individuals and that these arrangements help to promote stability and continuity of our senior management team. Further, we believe that the interests of our stockholders will be best served if the interests of our senior management are aligned with them. We believe that providing change in control benefits should lessen or eliminate any potential reluctance of our NEOs to pursue potential change in control transactions that may be in the best interests of the stockholders. We also believe that it is important to provide severance benefits to our NEOs, to promote stability and focus on the job at hand.
     We also provide benefits to the NEOs that are generally available to all regular full-time employees of the Company, including our medical and dental insurance, life insurance, a 401(k) match for all individuals who participate in the 401(k) plan, and an employee stock purchase plan. At this time, we do not provide any perquisites to any NEOs. Further, we do not have deferred compensation plans, pension arrangements or post-retirement health coverage for our NEOs. All of our NEOs are “at-will” employees, which means that their employment can be terminated at any time for any reason by either us or them.

Determination of Compensation Amounts
     A number of factors impact the determination of compensation amounts for the NEOs, including company and individual performance, competition for talent, each NEO’s total compensation package, assessments of internal pay equity and industry data.
     Stock price performance has generally not been a factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control. The Company does not have an exact formula for allocating between cash and non-cash compensation. Cash compensation is generally paid as earned.
Industry Survey Data
     In determining compensation adjustments and on-hire base salaries for our executive officers, we generally review the annual Radford Biotechnology Survey which last year included data from approximately 200 publicly traded companies including approximately 20 publicly traded companies in San Diego. We also review the annual San Diego Biotech Employee Development Coalition Survey which last year included data from approximately 40 publicly traded life science companies in San Diego. We generally give more weight to the Radford Survey over the San Diego Biotech Employee Development Coalition Survey because the Radford survey has a much larger data sample for each position, represents the national market in which we compete for senior talent and has a larger representation of publicly traded companies.
Determination of Base Salaries
     Although we do not formally benchmark against a specific group of comparable companies at this time, we generally use the 50th percentile of the Radford Biotechnology Survey for the NEOs’ respective comparable positions as a guideline for base salary and then adjust from that level based on our assessment of the officer’s level of responsibility, experience, overall compensation structure and individual performance. In addition, we review the San Diego Biotech Employee Development Coalition Survey as another check on the reasonableness of the proposed base salaries for our NEOs. We also look at the historical salary compensation at the Company for each NEO. Merit-based increases to salaries of NEOs are based on our assessment of the individual’s performance.
Determination of Equity Incentive Compensation
     To assist us in assessing the reasonableness of our stock option grant amounts, we review the Radford Survey, Executive Percent of Outstanding Stock Options Consulting report which includes stock option data from a cross-section of the companies in the above-mentioned surveys. On-hire stock option grant amounts are generally targeted at the 50th percentile for that position or similar industry position, adjusted for internal equity, experience level of the individual and the individual’s total mix of compensation and benefits provided in his or her offer package. Annual stock option grant amounts are generally determined by comparing the NEO’s position against the market data for that position or similar industry position (generally targeting the 50th percentile of total stock option grants for a position of equal tenure), reviewing the individual’s historical grants with the Company and reviewing the individual’s performance for that particular year, while taking into account internal equity considerations. In addition, in assessing the amount of an annual stock option grant, the Committee may give some recognition to the degree to which such individual’s holdings consist of stock options that are “underwater”, in order to ascertain that an appropriate level of incentivization is being maintained.
Performance Bonus Plan
     At or prior to the beginning of each year, draft corporate goals are prepared by the CEO with input from the other executive officers. These goals are weighted by relative importance to the Company’s success. The draft goals and proposed weightings are presented to the Board and discussed, revised as necessary, and then approved by the Board. The Committee then reviews the final goals and their weightings to determine and confirm their appropriateness for use as performance measurements for purposes of the bonus program. The goals and/or weightings may be re-visited during the year and potentially restated in the event of significant changes in corporate strategy.
     The performance bonus plan for our executive officers was adopted by the Committee in February 2008. The plan sets forth target bonus opportunities, as a percentage of salary, based on the level of responsibility of the position, ranging from 50% of salary for our CEO, to 40% of salary for our senior executive officers, to 30% of salary for our other executive officers. In setting these percentages, the Committee determined that the above were reasonable and in line with other companies at our stage of development.

Compensation Setting Process
     Near the end of the year, the CEO evaluates the individual performance of each executive officer (other than himself) with a proposed rating assigned to such officer, expressed as a percentage, from 0 to 125%. The CEO presents to the Committee an assessment of the performance and proposed rating, along with any recommended changes to base salary and recommendations for an annual stock option grant amount, if any, for each of the executive officers. The base salary and stock option grant recommendations are supported by relevant survey data provided by our Vice President, Human Capital to better assist the Committee in its review of each individual and position. The Committee also reviews “tally sheets” for each executive officer, which summarize in one document current compensation, severance and change in control benefits, recent compensation decisions and all prior stock option grants to each individual. The Committee uses the tally sheets as a reference tool to see the overall compensation of each executive officer. In setting 2008 compensation amounts, the Committee’s review of the tally sheets did not materially affect the Committee’s compensation decisions. The Committee may elicit feedback from the other Board members on annual performance and compensation matters prior to approval.
     Around the same time as the CEO conducts his evaluation of the other executive officers, the Committee reviews the CEO’s performance, based on input from the other board members, and assigns a rating to the CEO, expressed as a percentage, from 0 to 125%. The Committee also sets the CEO’s base salary for the upcoming fiscal year, referencing the relevant survey data and tally sheet. The CEO is not present during the Committee’s deliberations regarding his compensation.
     The Committee also assesses our overall corporate performance, and discusses the relative achievement of the corporate goals with the full Board. The non-management members of the Board (without the CEO present) meet to further discuss and approve the final Corporate Goal rating, expressed as a percentage, from 0 to 125%.
     The Corporate Goal rating and individual ratings are applied to each employee’s target bonus opportunity under the bonus plan, in the proportions defined for each position. The sum of those components then determines the actual bonus paid for each individual.
     Compensation and benefit consultants may, from time to time, be hired by the Committee to assist in developing and reviewing overall salary policies and structures. We do not currently engage any consultant related to executive and/or director compensation matters. NEOs may have indirect input in the compensation results for other NEOs by virtue of their participation in the performance review and feedback process for the other NEOs.
Option Grant Practices
     All stock options granted to the NEOs are approved by the Committee. Exercise prices are set at equal or greater to Fair Market Value, which is defined in our stock option plans as the closing price of the Company’s Common Stock on the Nasdaq Global Market on the trading day immediately prior to the date of grant. Grants are generally made on the employee’s start date and at pre-determined dates near year-end following annual performance reviews. The size of year-end grants for each NEO is assessed relative to historical grants, which reflect market conditions and negotiations at the time of hire. Current market conditions of grants for comparable positions and internal equity are also assessed. At this time, the Committee does not have a precise formula by which option grant amounts are determined. In addition, grants may be made in connection with promotions or other job related changes. On occasion, in particular circumstances, grants may be made at other times during the year.
2008 Compensation Decisions
General Assessment of Management Performance in 2008
     The Board and Committee conducted the performance and compensation review for 2008 in December 2008. At that time, although the economy was in a severe downturn, the Board and Committee recognized that 2008 was a very productive year for the Company. Following the challenges the Company had experienced in 2007, including the termination of two clinical programs, a strategic restructuring and the second CEO change during the span of one year, the Board and Committee concluded that the senior management team led a significant repositioning of the Company during 2008. The Board and Committee further recognized the high level of corporate productivity and efficiency that was required to enable a 50 person organization to transition from being a pre-clinical stage company at the beginning of the year to having three active clinical development programs in patient studies by the end of the year. The Board and Committee further concluded that the executive officers remained steadfastly focused during 2008 on the corporate objectives of the Company, leading the company through achievement of multiple milestones and positioning the Company to receive potential value-enhancing data during 2009. Thus, despite the status of the economy at the end of 2008, the Committee concluded that rewarding the NEOs for the accomplishments of the year in accordance with the pre-established performance bonus plan and incentivizing them to continue operating at a high level of productivity would best serve the interests of the stockholders. Conversely, the Committee did not waive performance conditions or modify outstanding awards or plans for the NEOs or other employees during 2008 as a result of the economic downturn.

2008 Performance Assessments and Bonus Calculations
     For 2008, our performance bonus plan set the following target payouts, expressed as a percentage of base salary: for our CEO, the target bonus opportunity was 50% of base salary; for our Senior Vice President, Operations and Chief Financial Officer and our Senior Vice President, Drug Development and Chief Medical Officer, the target bonus opportunity was 40% of base salary. For our other executive officers, the target bonus opportunity was 30% of base salary. For the NEOs, the company factor received the highest weighting (80% to 90%) in order to ensure that the bonus system for our management team is closely tied to our corporate performance.
     The elements that the Board and Committee established as our overall corporate goals for 2008 included a variety of development and operational objectives. The 2008 goals were originally set at the end of 2007 and were subsequently modified and restated in the spring of 2008 to reflect the expansion of the Company’s development programs to include taking ANA773 into HCV. The clinical development objectives related to achieving milestones in our ANA598 and ANA773 programs, including the degree to which they were able to progress into patient studies, achieve patient enrollment and further the development timelines for our development programs. The organizational objectives related to the degree to which we were able to maintain the health and vibrancy of the Company’s culture. The financial and operational objectives included a cash burn target of no more than $31 million for 2008 and maintenance of compliance with regulations, as well as the creation of financing options available for implementation by mid-2008.
     In December 2008, the Board and Committee considered year-end compensation for 2008 performance and 2009 compensation matters. Specifically, the Board and Committee observed that significant progress was made during 2008 in the advancement of the Company’s clinical development programs. The Company made important progress in the ANA598 program, completing pre-clinical studies necessary to initiate clinical studies in early 2008, filing an Investigational New Drug Application with the U.S. Food and Drug Administration in the first quarter of 2008 and conducting a healthy volunteer study, while continuously re-assessing the strategic and competitive positioning of the program, leading to management’s recommendation, and subsequent Board approval, to initiate the rapid acceleration of certain non-clinical studies, including the initiation of longer-term toxicology studies and the manufacturing of additional drug product, which together would position the program for potentially a more rapid transition into Phase II studies during 2009. Furthermore, the Company initiated a Phase Ib patient study of ANA598 in the fourth quarter of 2008, and by the end of 2008 was poised to deliver viral load data early in 2009. The Company also initiated clinical studies of ANA773 in both oncology and hepatitis C, significantly surpassing the expected timelines in the ANA773 HCV program. The Board and Committee also considered the degree to which the Company’s culture reflected the health and vibrancy of a motivated and committed workforce. The Board and Committee also recognized that the Company achieved the foregoing objectives while operating within the Board-approved cash burn number for the year and further maintained compliance with regulations. Finally, the Board and Committee considered the Company’s efforts in evaluating a number of potential financing opportunities and recognized the work done in this regard despite the ultimate decision to not pursue any such opportunities during 2008.
     These accomplishments reflected the efforts of our employees, including the NEOs, and were taken into account by the Committee in providing salary increases, equity grants and annual cash performance awards under our cash bonus program at 100% of target for the corporate performance portion of the awards. In making this determination, the Committee considered our progress against the predefined bonus program goals and program weightings.
     Specifically, the Board and Committee evaluated our corporate achievements on a program basis as follows:

Goal	Pre-defined Weight	Bonus Determination

ANA598 objectives	45%	43%
ANA773 (oncology) objectives	10%	10%
ANA773 (HCV) objectives	15%	18%
Organizational objectives	15%	16%
Financial and operational objectives	15%	13%

Total	100%	100%

Individual Performance and Compensation of the President & CEO
     In evaluating Dr. Worland’s individual performance for 2008, the Committee, with input from the other Board members, concluded that Dr. Worland performed at a 100% level, taking into account the excellent progress the Company had made during the year and Dr. Worland’s leadership throughout the year to achieve the Corporate Goals. The Committee also recognized Dr. Worland’s excellent performance in the role of CEO since his appointment in mid 2007. Through the application of the bonus plan formula, utilizing the 100% Corporate Goal rating and a 100% Individual Rating, the Committee awarded Dr. Worland a year-end bonus for 2008 in the amount of $195,000. Dr. Worland’s base salary for 2008 was set in December 2007 in connection with his annual performance review. The increase from $375,000 to $390,000 reflected a 4% merit increase. At the end of 2008, Dr. Worland’s salary was again reviewed and the Committee awarded him a 4% merit increase, plus a salary adjustment to bring his salary to $415,000 to be closer to the 50th percentile of CEO salaries for similarly sized companies. Also at the end of 2008, Dr. Worland was awarded a stock option to purchase 100,000 shares. In determining Dr. Worland’s year-end option grant amount, in addition to Dr. Worland’s performance, the Committee also took into account his overall stock option position, market data, internal equity among the other executive officers, the distribution of stock options among the executive officers and the employee base, as well as a desire to continue to motivate and incentivize Dr. Worland.

Compensation Highlights for the other NEOs
     Dr. Freddo’s and Mr. Glover’s base salaries for 2007 were set in connection with their on-hire negotiations during 2006, taking into account the Company’s need for these positions and relevant market data. In connection with Mr. Glover and Dr. Freddo joining the Company, as additional incentive and inducement for them to accept their positions with us, the Committee approved a sign-on bonus in the amount of $65,000 to Mr. Glover to utilize towards his relocation to San Diego and a sign-on bonus in the amount of $75,000 to Dr. Freddo. In addition, during Dr. Freddo’s on-hire negotiations in 2006, the Committee approved granting an annual $50,000 bonus payable to him each July from 2007 through 2011, provided that he remains employed by the Company at each such anniversary date. The Committee viewed this as a necessary inducement for Dr. Freddo to join the Company and abandon long-term retirement incentives he expected to receive had he remained employed at Pfizer. This pre-agreed anniversary bonus is in addition to, and separate from, any performance bonus that Dr. Freddo may be eligible for under the performance cash bonus plan. Dr. Freddo’s and Mr. Glover’s base salaries for 2008 were set at the end of 2007, taking into account individual performance, market data (as described above), and the fact that neither had been reviewed or received a salary adjustment since their hire in 2006. Accordingly, the 6.3% salary increase for Dr. Freddo reflected an approximate 4% annual merit increase that was adjusted upward to reflect the fact that Dr. Freddo’s salary had not been reviewed or adjusted during the prior 18 months. Similarly, the 5% salary increase for Mr. Glover that was put in place for 2008 represented an approximate 4% merit increase, adjusted upward to reflect the fact that Mr. Glover’s salary had not been reviewed or adjusted during the prior 15 months. In August 2008, Dr. Freddo’s role within the Company was expanded from Chief Medical Officer to Sr. Vice President, Drug Development and Chief Medical Officer. In connection with these expanded responsibilities, the Committee approved an option grant of 50,000 shares and a salary increase from $335,000 to $350,000 to reflect the broader responsibility level of Dr. Freddo’s position.
     Ms. Reed’s and Ms. Yaroshevsky-Glanville’s 2007 base salaries were set in connection with the annual performance and compensation review conducted by the Committee during 2006 and their 2008 base salaries were set in connection with the annual performance and compensation review conducted by the Committee during 2007. In setting Ms. Reed’s and Ms. Yaroshevsky-Glanville’s base salaries for 2008, Ms. Reed and Ms. Yaroshevsky-Glanville were each given a 5% merit increase plus a salary adjustment to bring their salaries closer to the 50th percentile of similar positions in similarly sized companies.
     In evaluating the NEOs’ performance for 2008, the Committee, with input from the other Board members including Dr. Worland, concluded that each of the NEOs had excellent performance for the year, taking into account the progress the Company had made during the year (as described above) and the leadership that each of the NEOs exhibited. Specifically, the Committee concluded that Mr. Glover’s individual performance was at the 100% level, that Dr. Freddo’s was at the 125% level and that Ms. Reed’s and Ms. Glanville’s was each at the 115% level. In making such determination for Mr. Glover, the Committee recognized Mr. Glover’s leadership in continuing to build a strong finance organization during 2008. For Dr. Freddo the Committee recognized the exceptional progress the Company had made in initiating and progressing three clinical development programs during 2008 under Dr. Freddo’s leadership and his expanded role in assuming additional responsibilities. For Ms. Reed, the Committee recognized the continued attention to compliance and legal matters as well as Ms. Reed’s other contributions to the organization. And for Ms. Yaroshevsky-Glanville, the Committee recognized her exceptional performance in leading the rebuilding of the health and vibrancy of the Company’s culture during 2008, following the challenges of 2007. The NEOs year-end bonus amounts were derived from the application of the 100% Corporate Goal rating and each NEO’s individual performance rating.
     The targeted cash performance bonus awards, as a percentage of base salary, for our NEOs is set forth in the following table:

		Individual	Actual Cash
	2008 Targeted Cash Performance	Performance	Performance Bonus
Name and Principal Position	Bonus % of Base Salary	Rating	Paid for 2008

Stephen T. Worland, Ph.D. President and Chief Executive Officer	50%	100%	$195,000
James T. Glover Senior Vice President, Operations and Chief Financial Officer	40%	100%	$120,000
James L. Freddo, M.D. Senior Vice President, Drug Development and Chief Medical Officer	40%	125%	$145,250
Elizabeth E. Reed, J.D. Vice President, Legal Affairs and Corporate Secretary	30%	115%	$71,070
Mary Yaroshevsky-Glanville Vice President, Human Capital	30%	115%	$61,800

     At the end of 2008, each of the NEOs, as well as each of the regular full-time employees of the Company, received an annual stock option grant. In determining the year-end stock option grant amounts for the NEOs, the Committee took into account company and individual performance, each of the NEO’s overall stock option position, market data (as described above), the internal equity among the other executive officers, the distribution of stock options among the executive officers and the employee base, as well as a desire to continue to motivate and incentivize each of the NEOs.
Severance and Change in Control Benefits
     The change in control benefits for all our NEOs have a “double trigger”. Double-trigger means that the NEOs will receive the change in control benefits described in the agreements only if there are both (1) a Change in Control of the Company (as defined in the agreements) and (2) a termination by the Company of the NEO’s employment “without cause” or a resignation by the NEO for “good reason” (as defined in the agreements) within a specified time period prior to or following the Change in Control. We believe this double trigger requirement maximizes shareholder value because it prevents an unintended windfall to management as no benefits are triggered solely in the event of a Change in Control while providing them appropriate incentives to act in furtherance of a change in control that may be in the best interests of the stockholders.
     A further description of the severance and change in control agreements may be found in the “Post-Employment Compensation” section of this proxy statement.
Accounting and Tax Considerations
     SFAS No.123(R). On January 1, 2006, the Company began accounting for share-based payments in accordance with the requirements of Statement of Financial Accounting Standard No. 123R (SFAS No. 123R), Share-Based Payments. To date, the adoption of SFAS No. 123(R) has not impacted our stock option granting practices.
     Internal Revenue Code Section 162(m). At this time, the Company does not have a policy to factor in 162(m) limitations into the determination of base salary or bonus amounts since the aggregate salary and bonus payments for each individual are substantially below the $1,000,000 deductibility limitation.
     Section 409A. Section 409A generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Under Section 409(A), deferred compensation is defined broadly and may potentially cover compensation arrangements such as severance or change in control pay outs and the extension of the post-termination exercise periods of stock options. We take Code Section 409A into account, where applicable, in determining the timing of compensation paid to our NEOs. In March 2008, we amended our existing Severance and Change in Control Agreements with our executive officers to bring them into compliance with Section 409A.
     Code Sections 280G and 4999. Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (Code Sections 280G and 4999) limit our ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 4999) and impose excise taxes on each NEO who receives “excess parachute payments” in connection with his or her severance from our company in connection with a change in control. We consider the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, when structuring post-termination compensation payable to our NEOs and generally provide a mechanism for a “better after tax” result for the NEO, which we believe is a reasonable balance between the Company’s interests, on the one hand, and the executive’s compensation on the other.

Report of the Compensation Committee of the Board of Directors1
     The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K contained in this proxy statement. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the Securities and Exchange Commission and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2008.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Douglas E. Williams, Ph.D.
Mark G. Foletta
Steven H. Holtzman

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary Compensation Table for 2008
     The following information outlines the compensation paid to our NEOs, including salary, bonuses, stock options and other compensation for the years ended December 31, 2008, 2007 and 2006:

										Change in
										Pension
										Value and
								Non-Equity		Nonqualified
								Incentive		Deferred
						Stock	Option	Plan		Compensation	All Other
Name and Principal				Bonus		Awards	Awards	Compensation		Earnings	Compensation	Total
Position	Year	Salary ($)		($)		($)	($) (1)	($)		($)	($) (2)	($)

Stephen T. Worland, Ph.D.	2008	390,000		—		—	404,759	195,000	(3)	—	4,270	994,029
President and Chief Executive Officer	2007 2006	336,385 303,734		125,000 113,400		— —	535,556 549,218	— —		— —	3,993 3,750	1,000,934 970,102

James T. Glover	2008	300,000		—		—	129,913	120,000	(3)	—	4,436	554,349
Senior Vice President, Operations and Chief Financial Officer	2007 2006	285,000 76,731	(4)	85,000 65,000	(5)	— —	92,547 20,909	— —		— —	4,477 —	467,024 162,640

James L. Freddo, M.D.	2008	341,250		50,000	(6)	—	160,918	145,250	(3)	—	4,570	701,988
Senior Vice President, Drug Development and Chief Medical Officer	2007	315,000		135,000	(6)	—	108,598	—		—	3,577	562,175

Elizabeth E. Reed, J.D.	2008	230,000		—		—	157,014	71,070	(3)	—	4,196	462,280
Vice President, Legal Affairs and Corporate Secretary	2007 2006	200,000 182,000		50,000 45,500		— —	165,218 123,670	— —		— —	3,202 2,389	418,420 353,559

Mary Yaroshevsky-Glanville	2008	200,000		—		—	161,449	61,800	(3)	—	4,103	427,352
Vice President, Human Capital	2007	172,500		50,000		—	142,376	—		—	2,789	367,665

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with SFAS No. 123R, for option awards granted under our Equity Incentive Plans prior to and during 2008. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2008, 2007 and 2006 are included in footnote 8 to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.

(2)	Includes matching contributions paid by us under our Anadys Pharmaceuticals, Inc. 401(k) Profit Sharing Plan.

(3)	Amount paid in January 2009 pursuant to the Anadys Pharmaceuticals, Inc. Executive Officer Bonus Plan.

(4)	Mr. Glover began his employment with us on September 25, 2006. This amount represents his salary from September 25, 2006 through December 31, 2006.

(5)	One-time sign-on/relocation bonus paid in connection with the hiring of Mr. Glover.

(6)	Includes a $50,000 guaranteed annual bonus, payable each July from 2007 through 2011 pursuant to the terms of Dr. Freddo’s offer letter.

Grants of Plan-Based Awards in 2008
     The following information sets forth grants of plan-based awards made to the NEOs during the year ended December 31, 2008:

							All Other
		Closing					Option
		Market Price					Awards:	Exercise or
		of Underly-	Date Grant was				Number of	Base Price	Grant Date Fair
		ing Security	approved, if	Estimated Possible Payouts Under Non-			Securities	of Option	Value of Stock
Name and		on the Date of	other than the	Equity Incentive Plan Awards ($)(2)			Underlying	Awards	Options and
Principal Position	Grant Date	Grant($)(1)	Grant Date	Threshold	Target	Maximum	Options(#)	($)	Awards ($)

Stephen T. Worland, Ph.D.	12/10/2008	2.05	—	—	—	—	100,000	1.99	127,370
President and Chief Executive Officer	—	—	—	—	195,000	243,750	—	—	—
James T. Glover	12/10/2008	2.05	—	—	—	—	75,000	1.99	95,528
Senior Vice President, Operations and Chief Financial Officer	—	—	—	—	120,000	150,000	—	—	—
James L. Freddo, M.D.	8/5/2008	2.74	—	—	—	—	50,000	2.74	86,000
Senior Vice President, Drug Development and Chief Medical Officer	12/10/2008 —	2.05 —	— —	— —	— 140,000	— 175,000	100,000 —	1.99 —	127,370 —
Elizabeth E. Reed, J.D.	12/10/2008	2.05	—	—	—	—	75,000	1.99	95,528
Vice President, Legal Affairs and Corporate Secretary	—	—	—	—	69,000	86,250	—	—	—
Mary Yaroshevsky-Glanville	12/10/2008	2.05	—	—	—	—	75,000	1.99	95,528
Vice President, Human Capital	—	—	—	—	60,000	75,000	—	—	—

(1)	Stock options granted under the Company’s 2004 Equity Incentive Plan are granted with an exercise price equal to the previous day’s closing price of our stock on the Nasdaq Global Market.

(2)	The amounts shown in these columns represent the threshold, target and maximum payout levels under the Anadys Pharmaceuticals, Inc. Executive Officer Bonus Plan. The actual amount of incentive bonus earned by each named executive officer in 2008 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for 2008.

Outstanding Equity Awards as of December 31, 2008
     The following information outlines equity awards held by the NEOs as of December 31, 2008:

	Option Awards						Stock Awards
				Equity Incentive						Equity Incentive
				Plan Awards: Number					Equity Incentive	Plan Awards: Market
	Number of	Number of		of Securities					Plan Awards: Number	or Payout Value of
	Securities	Securities		Underlying				Market Value of	of Unearned Shares,	Unearned Shares,
	Underlying	Underlying		Unexercised	Option	Option	Number of Shares or	Shares or Units of	Units, or Other	Units or Other
Name and Principal	Unexercised Options	Unexercised Options		Unearned Options	Exercise	Expiration	Units of Stock That	Stock That Have Not	Rights That Have	Rights That Have
Position	Exercisable(#)	Unexercisable(#)		(#)	Price ($)	Date	Have Not Vested	Vested	Not Vested	Not Vested

Stephen T. Worland, Ph.D.	—	100,000	(1)	—	1.99	12/9/2018	—	—	—	—
President and Chief Executive Officer	18,750	56,250	(1)	—	2.00	12/6/2017	—	—	—	—
	31,300	68,700	(1)	—	2.32	9/5/2017	—	—	—	—
	33,400	66,600	(2)	—	2.32	9/5/2017	—	—	—	—
	62,800	37,200	(3)	—	4.88	12/7/2016	—	—	—	—
	27,060	82,940	(1)	—	8.16	12/15/2015	—	—	—	—
	50,000	—		—	5.30	9/30/2014	—	—	—	—
	70,075	—		—	2.95	1/14/2014	—	—	—	—
	37,249	—		—	2.95	2/11/2013	—	—	—	—
	130,402	6,128	(4)	—	2.95	3/21/2011	—	—	—	—

James T. Glover	—	75,000	(1)	—	1.99	12/9/2018	—	—	—	—
Senior Vice President, Operations and	12,500	37,500	(1)	—	2.00	12/6/2017	—	—	—	—
Chief Financial Officer	23,475	51,525	(1)	—	2.32	9/5/2017	—	—	—	—
	98,875	76,125	(1)	—	2.99	9/24/2016	—	—	—	—

James L. Freddo, M.D.	—	100,000	(1)	—	1.99	12/9/2018	—	—	—	—
Senior Vice President, Drug	—	50,000	(1)	—	2.74	8/4/2018	—	—	—	—
Development and Chief Medical	12,500	37,500	(1)	—	2.00	12/6/2017	—	—	—	—
Officer	31,300	68,700	(1)	—	2.32	9/5/2017	—	—	—	—
	121,400	78,600	(1)	—	3.00	7/9/2016	—	—	—	—

Elizabeth E. Reed, J.D.	—	75,000	(1)	—	1.99	12/9/2018	—	—	—	—
Vice President, Legal Affairs and	10,000	30,000	(1)	—	2.00	12/6/2017	—	—	—	—
Corporate Secretary	23,475	51,525	(1)	—	2.32	9/5/2017	—	—	—	—
	22,590	22,410	(1)	—	4.88	12/7/2016	—	—	—	—
	21,990	8,010	(1)	—	8.16	12/15/2015	—	—	—	—
	29,385	615	(1)	—	7.00	12/14/2014	—	—	—	—
	15,686	—		—	2.95	1/14/2014	—	—	—	—
	8,824	—		—	2.95	2/11/2013	—	—	—	—
	7,265	—		—	2.95	12/19/2011	—	—	—	—

Mary Yaroshevsky-Glanville	—	75,000	(1)	—	1.99	12/9/2018	—	—	—	—
Vice President, Human Capital	10,000	30,000	(1)	—	2.00	12/6/2017	—	—	—	—
	23,475	51,525	(5)	—	2.32	12/6/2017	—	—	—	—
	16,315	16,185	(1)	—	4.88	12/7/2016	—	—	—	—
	26,390	8,610	(1)	—	8.16	12/15/2015	—	—	—	—
	30,000	—		—	7.00	12/14/2014	—	—	—	—
	11,765	—		—	2.95	1/14/2014	—	—	—	—
	9,804	—		—	2.95	2/11/2013	—	—	—	—
	1,961	—		—	2.95	8/28/2012	—	—	—	—
	1,961	—		—	2.95	12/19/2011	—	—	—	—
	3,863	—		—	2.95	6/20/2011	—	—	—	—

(1)	25% of the shares subject to the option shall vest and become exercisable one year from the date of grant with the remaining shares subject to the option vesting in equal monthly installments over the next three year period such that all shares subject to the option will be fully vested and exercisable four years from the date of grant.

(2)	25% of the shares subject to the option shall vest and become exercisable one year from August 24, 2007 with the remaining shares subject to the option vesting in equal monthly installments over the next three year period such that all shares subject to the option will be fully vested and exercisable as of August 24, 2011.

(3)	25% of the shares subject to the option shall vest and become exercisable one year from June 14, 2006 with the remaining shares subject to the option vesting in equal monthly installments over the next three year period such that all shares subject to the option will be fully vested and exercisable as of June 14, 2010.

(4)	12.5% of the shares subject to the option shall vest and become exercisable one year from the date of grant with the remaining shares subject to the option vesting in equal monthly installments over the next seven year period such that all shares subject to the option will be fully vested and exercisable eight years from the date of grant.

(5)	25% of the shares subject to the option shall vest and become exercisable one year from September 6, 2007 with the remaining shares subject to the option vesting in equal monthly installments over the next three year period such that all shares subject to the option will be fully vested and exercisable as of September 6, 2011.

Option Exercises and Stock Vested
     The following information sets forth stock options exercised by the NEOs during the year ended December 31, 2008:

	Option Awards		Stock Awards
Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
Name and Principal Position	Exercise (#)	Exercise ($)	Acquired on Vesting	Vesting

Stephen T. Worland, Ph.D.	33,898	— (1)	—	—
President and Chief Executive Officer

James T. Glover	—	—	—	—
Senior Vice President, Operations and Chief Financial Officer

James L. Freddo, M.D.	—	—	—	—
Senior Vice President, Drug Development and Chief Medical Officer

Elizabeth E. Reed, J.D.	—	—	—	—
Vice President, Legal Affairs and Corporate Secretary

Mary Yaroshevsky-Glanville	—	—	—	—
Vice President, Human Capital

(1)	No amount is reflected as on the date of exercise, the fair market value of our common stock exceeded the exercise price of the stock options exercised.
Pension Benefits
     None of our NEOs participates in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in the Company’s best interests.
Nonqualified Deferred Compensation
     None of our NEOs participates in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in the Company’s best interests.
Post-Employment Compensation
     The following narrative is a description of the NEOs’ severance and change in control arrangements with us to support the numbers included in the table following the narrative. All severance and change in control benefits are contingent upon the NEO executing and delivering to us an effective release and waiver.
Severance Benefits
     The Amended and Restated Severance and Change in Control Agreement (Amended and Restated Agreement) for each of the NEOs provides certain benefits in the event that the NEO’s employment with us is terminated by us without Cause or the NEO resigns with Good Reason (as such terms are defined in the Amended and Restated Agreement). In such event, and contingent upon delivery of a waiver and release, the NEO will be entitled to the following benefits: (a) a lump sum payment equal to twelve (12) months of the NEO’s annual base salary, less standard deductions and withholdings; (b) we will pay the NEO’s COBRA group health insurance premiums for the NEO and his or her eligible dependents for a period of twelve (12) months; (c) outplacement services for a period of six (6) months will be made available to the NEO upon the NEO’s request, (d) the partial acceleration of vesting of stock options to purchase our common stock that are granted less than one (1) year prior to the date of termination will be provided so that such stock options will be 25% vested on the date of termination and (e) the vested stock options held by the NEO will be automatically amended so that the NEO will be able to exercise such vested stock options during the fifteen (15) month period following the date of termination.

Change in Control Benefits
     The Amended and Restated Agreement for each of the NEOs provides certain benefits if the NEO’s employment with us is terminated by us without Cause or for Good Reason (as such terms are defined in the Amended and Restated Agreement) within the six (6) month period immediately preceding or the twenty-four (24) month period immediately following a Change in Control (as defined in the Amended and Restated Agreement). In such event, and contingent upon delivery of a waiver and release, the NEO will be entitled to the following benefits: (a) a lump sum payment equal to twelve (12) months of the NEO’s annual base salary plus a payment equal to a pro rated bonus amount for the current year based on the bonus opportunity the NEO would be eligible for under the Anadys Pharmaceuticals, Inc. Executive Officer Bonus Plan, less standard deductions and withholdings; (b) we will pay the NEO’s COBRA group health insurance premiums for the NEO and his or her eligible dependents for a period of twelve (12) months; (c) outplacement services for a period of six (6) months will be made available to the NEO upon the NEO’s request, and (d) all outstanding options held by the NEO will be automatically amended to provide for the full acceleration of vesting and exercisability of the stock options.
     In addition to the Change in Control benefits described above, the Amended and Restated Agreement for Dr. Freddo provides that if Dr. Freddo’s employment is terminated without Cause or for Good Reason (as such terms are defined in the Amended and Restated Agreement) within the six (6) month period immediately preceding or the twenty-four (24) month period immediately following a Change in Control (as defined in the Amended and Restated Agreement), then he is entitled to the full acceleration of his anniversary bonus of $50,000 per year to be paid to him each year until 2011 under the terms of his offer letter dated June 21, 2006.
Potential Payments Under Severance/Change in Control Arrangements
     This table sets forth potential payments payable to our current NEOs in the event of a termination of employment under various circumstances. For purposes of calculating the potential payments set forth in the table below, we have assumed that (i) the date of termination was December 31, 2008 and (ii) the stock price was $1.57, which was the closing market price of our common stock on December 31, 2008, the last business day of the 2008 fiscal year.

					Termination Following a
	If Company Terminates				Change in Control without
	Executive Without Cause				Cause or Executive
	or Executive Resigns with				Resigns with Good
Name	Good Reason($)		Change in Control ($)		Reason($)

Stephen T. Worland, Ph.D. Cash Payment	422,762	(1)	*		617,762	(1)
Acceleration of Options	—	(2)	—	(5)	—	(2)
Continuation of Benefits	16,281	(3)	*		16,281	(3)
Outplacement Services	9,000	(4)	*		9,000	(4)

James T. Glover Cash Payment	307,356	(1)	*		427,356	(1)
Acceleration of Options	—	(2)	*		—	(2)
Continuation of Benefits	11,063	(3)	*		11,063	(3)
Outplacement Services	9,000	(4)	*		9,000	(4)

James L. Freddo, M.D. Cash Payment	364,387	(1)	*		659,637	(1)
Acceleration of Options	—	(2)	*		—	(2)
Continuation of Benefits	16,281	(3)	*		16,281	(3)
Outplacement Services	9,000	(4)	*		9,000	(4)

Elizabeth E. Reed, J.D. Cash Payment	251,968	(1)	*		323,038	(1)
Acceleration of Options	—	(2)	*		—	(2)
Continuation of Benefits	12,206	(3)	*		12,206	(3)
Outplacement Services	9,000	(4)	*		9,000	(4)

Mary Yaroshevsky-Glanville Cash Payment	198,803	(1)	*		260,603	(1)
Acceleration of Options	—	(2)	*		—	(2)
Continuation of Benefits	16,117	(3)	*		16,117	(3)
Outplacement Services	9,000	(4)	*		9,000	(4)

(1)	Includes severance payment and accrued and unused vacation time as of December 31, 2008.

(2)	Represents the acceleration of unvested options determined by taking excess of the fair market value of our common stock on December 31, 2008, less the exercise price of each accelerated option. No amounts are reflected because the fair market value of our common stock on December 31, 2008 was below the exercise price of all outstanding stock options.

(3)	Reimbursement for continued health insurance coverage under COBRA.

(4)	Cost of outplacement services.

(5)	As per the terms of Dr. Worland’s offer later dated February 1, 2001, in the event of a Change in Control the unvested portion of Dr. Worland’s on-hire stock option grant would fully vest and become immediately exercisable. This option had an eight year vesting schedule and became fully vested on March 22, 2009. No amounts are reflected because the fair market value of our common stock on December 31, 2008 was below the exercise price of the outstanding stock option.

*	No benefits provided.

Compensation of Directors
Non-Employee Director Compensation
     Under the terms of our Non-Employee Director Compensation Program, the Chairman of the Board is eligible to receive an annual cash stipend for his service in such capacity and for service on the Board of $30,000, the Chairs of each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are eligible to receive an annual cash stipend for service in such capacities and for service on the Board of $25,000 and each other non-employee director is eligible to receive an annual cash stipend for service on the Board of $20,000. In addition, each non-employee director is eligible to receive $2,500 for each in-person Board meeting at which the director is present and $500 for each Board meeting at which the director participates by telephone. In addition, each member of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee is eligible to receive $500 for each committee meeting at which the director is present or participates by telephone.
     Total cash compensation for the Chairman of the Board is capped at $50,000 per calendar year, $45,000 per calendar year for the Chairs of each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, and $40,000 for each other non-employee director.
     Under the terms of the Non-Employee Director Compensation Program, each non-employee director is eligible to receive an annual option grant to purchase 15,000 shares of our common stock under our 2004 Non-Employee Directors’ Stock Option Plan on the date of each Annual Meeting. Each new non-employee director receives an option grant to purchase 25,000 shares of our common stock upon their appointment or election to our Board of Directors under our 2004 Non-Employee Directors’ Stock Option Plan.
Reimbursement of Expenses
     Non-employee directors are also reimbursed for reasonable out-of-pocket expenses in connection with attending meetings of our Board of Directors and committees of the Board of Directors.
Director Compensation Table for 2008
     The table below summarizes the compensation paid by the Company to our non-employee directors for the fiscal year ended December 31, 2008.

						Change in Pension
						Value and
						Non-Qualified
					Non-Equity	Deferred
		Fees Earned or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name(1)	Year	in Cash ($)	Awards ($)	Awards ($)(2)(3)(4)	Compensation ($)	Earnings($)	Compensation ($)	Total ($)
Mark G. Foletta	2008	39,500	—	77,402	—	—	—	116,902
Marios Fotiadis	2008	28,500	—	49,474	—	—	—	77,974
Steven H. Holtzman	2008	36,500	—	48,523	—	—	—	85,023
Stelios Papadopoulos, Ph.D.	2008	37,000	—	49,474	—	—	—	86,474
George A. Scangos, Ph.D.	2008	42,500	—	49,474	—	—	—	91,974
Douglas E. Williams, Ph.D.	2008	29,000	—	48,523	—	—	—	77,523
Kleanthis G. Xanthopoulos, Ph.D.	2008	36,500	—	17,457	—	—	—	53,957

(1)	Stephen T. Worland, Ph.D., our President and Chief Executive Officer, is not included in this table as he was an employee during the year ended December 31, 2008 and thus received no compensation for his services as a director.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS No. 123R, for option awards granted under our Non-Employee Director Stock Option Plan and our 2004 Equity Incentive Plan prior to and during 2008. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2008, 2007 and 2006 are included in footnote 8 to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the SEC on March 2, 2009.

(3)	As of December 31, 2008, each director has the following number of options outstanding: Mark G. Foletta: 56,250, Marios Fotiadis: 89,608, Steven H. Holtzman: 68,750, Stelios Papadopoulos, Ph.D.: 64,608, George A. Scangos, Ph.D.: 64,608, Douglas E. Williams, Ph.D.: 68,750 and Kleanthis G. Xanthopoulos, Ph.D.: 660,691.

(4)	The grant date fair value, determined in accordance with SFAS No. 123R, of options awards granted to Messrs. Foletta, Fotiadis and Holtzman and Drs. Papadopoulos, Scangos, Williams and Xanthopoulos during 2008 was $25,706.

CERTAIN TRANSACTIONS
Transactions with Related Persons
     The Audit Committee reviews and approves all related party transactions. We have not adopted a formal related-party transactions policy. There were no related party transactions during fiscal year 2008.
Other Transactions
     We have entered into indemnity agreements with our directors and officers for the indemnification and advancement of expenses to these persons to the fullest extent permitted by law.
HOUSEHOLDING OF PROXY MATERIALS
     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of these materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
     This year, a number of brokers with account holders who are Anadys stockholders will be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Anadys Pharmaceuticals, Inc., 3115 Merryfield Row, San Diego, California 92121, attn: Investor Relations or contact our Manager, Investor Relations at (858) 530-3600. Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact their broker.
ANNUAL REPORT
     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 will be mailed to stockholders of record at the close of business as of April 7, 2009. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.
     For any person who was a beneficial owner of our common stock on the record date, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Anadys Pharmaceuticals, Inc., 3115 Merryfield Row, San Diego, California 92121, Attention: Investor Relations.
OTHER MATTERS
     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ Elizabeth E. Reed
Elizabeth E. Reed
Corporate Secretary

April 9, 2009

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL #

NAME

THE COMPANY NAME INC. — COMMON	SHARES		123,456,789,012.12345
THE COMPANY NAME INC. — CLASS A			123,456,789,012.12345
THE COMPANY NAME INC. — CLASS B			123,456,789,012.12345
THE COMPANY NAME INC. — CLASS C			123,456,789,012.12345
THE COMPANY NAME INC. — CLASS D			123,456,789,012.12345
THE COMPANY NAME INC. — CLASS E			123,456,789,012.12345
THE COMPANY NAME INC. — CLASS F			123,456,789,012.12345
THE COMPANY NAME INC. — 401 K			123,456,789,012.12345

	PAGE	1 OF	2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following: 1. Election of Directors:	☐	☐	☐

Nominees

01 Marios Fotiadis 02 Stephen Worland, Ph.D.

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain

2. To ratify the selection of Ernst & Young LLP as the independent registered pubic accounting firm of the Company for the fiscal year ending December 31, 2009.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)	Yes	No	☐	Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 29, 2009
The undersigned hereby appoints Stephen T. Worland, Ph.D. and James T. Glover, and each of them, with full power of substitution to represent the undersigned and to vote all shares of common stock of Anadys Pharmaceuticals, Inc. (Anadys) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Anadys to be held at Anadys Pharmaceuticals, Inc., 3115 Merryfield Row, San Diego, California 92121, May 29, 2009 at 9:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, (1) as hereinafter specified upon the proposals listed below and (2) in their discretion, upon such other matters as may properly come before the meeting.
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side